Exhibit 99

WINTHROP RESIDENTIAL ASSOCIATES I, A LIMITED PARTNERSHIP

FORM 10-QSB SEPTEMBER 30, 2006

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

1.	Statement of Cash Available for Distribution for the three months ended September 30, 2006:

Net loss	$(24)
Add:	24

Cash Available for Distribution	$-

2.	Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended September 30, 2006:

Entity Receiving	Form of
Compensation	Compensation	Amount

None